Exhibit 10.48

AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT

This Agreement is dated as of June 5, 2025:

AMONG

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.],

in its capacity as Sprott Agent for and on behalf of the Sprott Entities and as Sprott Royalty Holder

- and -

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.],

in its capacity as Sprott Security Agent for the Sprott Entities

- and –

MONETARY METALS BOND III LLC

in its capacity as the Note Purchaser under the Note Purchase Agreement

- and –

TECK METALS LTD.

In its capacity as Lender under the Standby Prepayment Facility Agreement

- and –

MINEWATER FINANCE LLC,

MINEWATER LLC, and

MW HH LLC,

collectively in their capacity as Subordinated Creditor under the Subordinated Indemnity

- and –

BUNKER HILL MINING CORP., and
SILVER VALLEY METALS CORP.,

each in its capacity as an Obligor

RECITALS

A.	The Obligors have issued the Sprott Convertible Debentures to the Sprott CD Holders in the aggregate principal amount of US$25,000,000;

B.	The Obligors and the Sprott Royalty Holder have entered into the Sprott Royalty Agreements pursuant to which the Mine Owner has agreed to pay to the Sprott Royalty Holder perpetual gross revenue royalties in all minerals recovered from the Royalty Property;

C.	The Obligors and the Sprott Lenders have entered into the Sprott Loan Agreement pursuant to which the Sprott Lenders have made available to BHMC a term loan facility;

D.	The Obligors and the Note Purchaser have entered into the Note Purchase Agreement pursuant to which the Note Purchaser purchased the Note from the Mine Owner and pursuant to which, as of the date of this Agreement, an amount equal to the U.S. Dollar equivalent of 1,098,400 ounces of silver has been advanced;

E.	The Obligors and Teck have entered into the Standby Prepayment Facility Agreement pursuant to which Teck has agreed to make available a prepayment credit facility to BHMC and Mine Owner;

F.	The Obligors have entered into the Subordinated Indemnity with the Subordinated Creditor pursuant to which the Obligors have agreed to indemnify the Subordinated Creditor with respect to any and all losses that the Subordinated Creditor may sustain or incur in connection with the Land Collateral Package (as defined in the Subordinated Indemnity) granted as security for certain surety bonds;

G.	The Obligors, the Sprott Agent (for and on behalf of the Sprott Royalty Holder, the Sprott CD Holders and the Sprott Lenders), the Sprott Security Agent and the Note Purchaser (collectively, the “Original Creditors”) and the Subordinated Creditor entered into the Initial Intercreditor Agreement to set forth certain agreements among the Original Creditors in respect of the ranking of their respective Security Interests over the Collateral, the enforcement of their rights thereunder, the sharing of proceeds of the Collateral and certain other matters; and

H.	The Obligors, the Original Creditors and Teck have agreed to amend and restated the Initial Intercreditor Agreement to remove references to the Sprott Stream Agreement (as defined in the Initial Intercreditor Agreement), reflect the other Recapitalization Transactions and provide Teck with super priority ranking Security Interests over certain Collateral, upon and subject to the terms and conditions of this Agreement.

In consideration of the foregoing and the mutual covenants and obligations set out herein, the Parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.1	Defined Terms

For the purposes of this Agreement (including the recitals), unless the context otherwise requires, each of the following terms shall have the following meanings:

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise.

“Agreement” means this amended and restated intercreditor and subordination agreement.

“Applicable Law” means with respect to any Person or matter, any international, national, federal, state, provincial, territorial, regional, local or municipal statute, law, code, rule, treaty, regulation, order, decree, consent decree, injunction, directive, determination, or other requirement of any Governmental Authority or any rule of any stock exchange, in each case having the force of law and applicable to such Person or matter, and, where applicable, any interpretation thereof by a Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Arbitration Rules” means the Rules of Arbitration of the American Arbitration Association.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“BHMC” means Bunker Hill Mining Corp., a corporation incorporated under the laws of Nevada, and its successors and permitted assigns.

“Business Day” means any day, other than a Saturday or Sunday or a day that is a statutory holiday, in any of: (a) Toronto, Ontario, Canada; (b) New York City, State of New York, and (c) Kellogg, State of Idaho; on which banks are generally open for the transaction of business in those jurisdictions.

“Collateral” means all property and assets (whether real, personal or other and including Equity Interests) of the Obligors in which charges, mortgages or Security Interests are granted or purported to be granted by any and all Security Documents.

“Controlling Creditor” means, (i) at any time prior to the date of the full and final discharge of the Sprott Obligations or the expiry of the Standstill Period, the Sprott Security Agent, and (ii) after the full and final discharge of the Sprott Obligations or the expiry of the Standstill Period, such Creditor as becomes the Controlling Creditor in accordance with Section 3.1(b)(i).

“Creditor Proceeding” means:

(a)	any dissolution, winding up, partial or total liquidation, appointment of a provisional liquidator, adjustment or readjustment of debt, reorganization, compromise, restructuring, arrangement with creditors, plan of arrangement, scheme of arrangement or compromise, proposal or similar proceedings under Insolvency Laws of or with respect to any Obligor or its property or liabilities, in each case under Insolvency Laws;

(b)	any dissolution, winding up, partial or total liquidation, appointment of a provisional liquidator, adjustment or readjustment of debt, reorganization, compromise, arrangement or reconstruction with creditors, plan of arrangement, scheme of arrangement or compromise or similar proceedings under the arrangement provisions of any applicable corporate law (in any case which involves the alteration, amendment, conversion, compromise, satisfaction or discharge of obligations owing to any or all creditors) of or with respect to any Obligor or its property or liabilities;

(c)	any bankruptcy, insolvency, receivership, restructuring, application, petition or assignment in bankruptcy, or assignment for the benefit of creditors under any Insolvency Laws of or with respect to any Obligor;

(d)	any marshalling of assets and liabilities of any Obligor under any Insolvency Laws;

(e)	any bulk sale of assets by any Obligor; or

(f)

any proceedings in relation to any of the foregoing, whether any of the foregoing is voluntary or involuntary, partial or complete, and includes any such proceedings initiated or consented to by the applicable Obligor.

“Creditors” means, collectively, the Sprott Entities, the Note Purchaser, Teck and the Subordinated Creditor and “Creditor” means any one of them.

“DACA” means, collectively, (i) the deposit account control agreement dated as of July 14, 2023 among TD Bank, N.A., as depositary bank, the Mine Owner and the Sprott Security Agent; and (ii) the deposit account control agreement dated as of November 20, 2024 among TD Bank, N.A., as depositary bank, BHMC and the Sprott Security Agent;

“Default” means, as the context requires, (i) the occurrence of an event that, with notice, lapse of time, or both, would constitute (A) an “Event of Default” under and as defined in any Sprott Convertible Debenture, (B) an “Event of Default” under and as defined in the Sprott Loan Agreement, (C) the occurrence of an “Event of Default” under and as defined in the Note Purchase Agreement; (D) an “Event of Default” under and as defined in the Standby Prepayment Facility Agreement, or (E) the occurrence of a breach or default under the Subordinated Indemnity.

“DIP Lender” means any Senior Creditor that has agreed to provide debtor-in-possession financing in accordance with Section 2.14.

“DIP Obligations” means all indebtedness, liabilities and other obligations, present and future, direct or indirect, absolute or contingent, matured or unmatured due and owing or otherwise payable by an Obligor to the DIP Lender under debtor-in-possession financing provided in accordance with Section 2.14. For the avoidance of doubt, the DIP Obligations shall not include the Obligations.

“Distribution” means, with respect to any indebtedness, obligation, or security, including the Subordinated Obligations (i) any payment or distribution by any Person of cash, securities, or other property, by set-off or otherwise, on account of such indebtedness, obligation, or security, or (ii) any redemption, purchase, or other acquisition of such indebtedness, obligation, or security by any Person.

“Enforcement Notice” means a written notice given by a Creditor to the other Creditors, with a copy to the Sprott Security Agent, of the first-mentioned Creditor’s intention to initiate a Remedial Action.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing

“Event of Default” means, as the context requires, either (i) any Senior Event of Default, or (ii) a Subordinated Default.

“Foreclosure” means any action or proceeding (including a credit bid) whereby, in full and final satisfaction of the obligations owing by an Obligor to a Creditor (or, in the case of a credit bid, satisfaction of obligations in the amount of the bid), such Creditor acquires legal and/or beneficial title to Collateral free and clear of the Security Interest of the other Creditors.

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal, local or other government, agency, department, ministry, authority, board, tribunal, commission or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission.

“Initial Intercreditor Agreement” means the intercreditor and subordination agreement dated as of August 8, 2024 among the Sprott Agent, the Sprott Security Agent, the Note Purchaser, the Subordinated Creditor and the Obligors.

“Insolvency Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), or any other bankruptcy, insolvency, liquidation, restructuring, compromise or arrangements of debts, or analogous laws in any jurisdiction applicable to any Obligor or any of its properties or liabilities, and including, without limitation, any statute or law pursuant to which proceedings may be commenced seeking to impose a stay of proceedings against creditors, seeking to approve or impose a proposal or plan of compromise or arrangement or restructuring of claims of creditors, or imposing other limitations or restrictions on creditors’ rights.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution, or assignment for the benefit of creditors, for each of the foregoing events whether under the Bankruptcy Code or any other Insolvency Law.

“Mine” means the Bunker Hill Mine located in Coeur D’Alene Mining District in the cities of Kellogg and Wardner and in Shoshone County, Idaho, USA, which is comprised of and covers, inter alia, the Royalty Property and the other Project Assets (as defined in the Sprott Loan Agreement).

“Mine Owner” means Silver Valley Metals Corp., a corporation incorporated under the laws of Idaho, and its successors and permitted assigns.

“Non-Controlling Creditor” means, at any time, any Creditor who is not at that time the Controlling Creditor.

“Note” means the secured promissory note dated as of August 8, 2024 issued by the Mine Owner in favour of the Note Purchaser, as amended by the first amendment to secured promissory note dated as of the date hereof.

“Note Purchase Agreement” means the secured promissory note purchase agreement dated August 8, 2024 between the Note Purchaser, as purchaser, the Mine Owner, as borrower, and BHMC, as parent, as amended by a first amendment to secured promissory note purchase agreement dated as of November 11, 2024 and as further amended by a second amendment to secured promissory note purchase agreement dated as of the date hereof, pursuant to which an aggregate principal amount of the U.S. Dollar equivalent of up to 1,200,000 ounces of silver may be advanced to the Mine Owner.

“Note Purchase Documents” means, collectively, (i) the Note Purchase Agreement. (ii) the Note, and (iii) the Note Purchase Security Documents.

“Note Purchase Obligations” means all indebtedness, liabilities and other obligations, present and future, direct or indirect, absolute or contingent, matured or unmatured due and owing or otherwise payable by an Obligor to Note Purchaser under the Note Purchase Agreement and the Note.

“Note Purchase Security Documents” means (i) the pledge agreement dated as of August 8, 2024 made by and between BHMC and the Note Purchaser; (ii) the security agreement dated as of August 8, 2024 made by and between the Mine Owner and the Note Purchaser, (iii) the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated August 8, 2024 granted by Mine Owner, as mortgagor, and Note Purchaser, as mortgagee, as amended by a first amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated on or about the date hereof; (iv) the Note; (v) the guarantee dated as of August 8, 2024 made by BHMC in favour of the Note Purchaser; and (vi) all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to the Note Purchaser Security Interests in all or some of its present and after acquired property as security for the Note Purchase Obligations.

“Note Purchaser” means Monetary Metals Bond III LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Obligations” means, collectively, the Sprott Obligations, the Note Purchase Obligations, the Teck Obligations and the Subordinated Obligations.

“Obligors” means, collectively, BHMC and Mine Owner and “Obligor” means any one of the Obligors.

“Paid in Full” means that, (i) with respect to the Sprott Obligations, all of the Sprott Obligations (other than indemnification obligations expressed to survive termination of any Sprott Project Finance Document and in respect of which no underlying claim has been asserted) have been irrevocably paid, performed, or discharged in full (with all Sprott Obligations consisting of monetary or payment obligations having been irrevocably paid in full in cash), (ii) with respect to the Teck Obligations, all of the Teck Obligations (other than indemnification obligations expressed to survive termination of any Teck Document and in respect of which no underlying claim has been asserted) have been irrevocably paid, performed, or discharged in full (with all Teck Obligations consisting of monetary or payment obligations having been irrevocably paid in full in cash) and the “SP Facility” (as defined in the Standby Prepayment Facility Agreement) has been terminated by Teck, (iii) with respect to the Note Purchase Obligations, all of the Note Purchase Obligations (other than indemnification obligations expressed to survive termination of any Note Purchase Document and in respect of which no underlying claim has been asserted) have been irrevocably paid, performed, or discharged in full (with all Note Purchase Obligations consisting of monetary or payment obligations having been irrevocably paid in full in cash); and (iv) with respect to the Subordinated Obligations, all of the Subordinated Obligations (other than indemnification obligations expressed to survive termination of any Subordinated Indemnity Document and in respect of which no underlying claim has been asserted) have been irrevocably paid, performed, or discharged in full (with all Subordinated bligations consisting of monetary or payment obligations having been irrevocably paid in full in cash)

“Parties” means, collectively, the Sprott Agent, the Sprott Security Agent, Teck, the Note Purchaser, the Subordinated Creditor and the Obligors.

“Permitted Subordinated Payments” means a payment by the Obligors of the financing cooperation fee equal to US$20,000 per month commencing September 27, 2022 under the Subordinated Indemnity, which amount is payable quarterly in arrears and in kind by way of the issuance of ordinary shares in the capital of BHMC.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Real and Personal Property Security Legislation” means with respect to any applicable jurisdiction, the real and personal property security or other similar legislation in effect therein from time to time or any other legislation that governs the granting of Security Interests by companies, corporations, or other Persons in any applicable jurisdiction.

“Recapitalization Agreement” means the recapitalization agreement dated as of the date hereof between, among others, the Obligors, the Sprott Security Agent, the Sprott Agent, the Sprott Royalty Holder, the Sprott Lenders, the Sprott CD Holders, the Note Purchaser and Teck Resources Limited, as investor.

“Recapitalization Transactions” has the meaning given thereto under the Recapitalization Agreement.

“Remedial Action” means the exercise by the Sprott Security Agent, Teck or the Note Purchaser, as applicable (or any agent, trustee, receiver or other Person acting on behalf of any such Person) of any rights or remedies against the Collateral, including any exercise of the right to take possession or control of any Collateral, any right of set off or recoupment (except as otherwise provided in Section 2.17) and any enforcement, collection, execution, levy, power of sale or foreclosure action or proceeding taken against any or all Collateral, the exercise of voting rights relating to any capital stock comprising part of the Collateral, the appointment of any receiver or liquidator, the initiation of any Insolvency Proceeding, or the commencement of any other legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the foregoing actions.

“Royalty Property” has the meaning given to the term “Property” in the Sprott Royalty Agreements.

“Sales Process” has the meaning specified in Section 3.2(a)(ii).

“Security Documents” means collectively the Sprott Security Documents, the Note Purchase Security Documents, the Teck Security Documents and the Subordinated Security Documents.

“Security Interest” means any security by way of an assignment, mortgage, charge, pledge, lien (statutory or other), encumbrance, title retention agreement (including a capital lease), deposit arrangement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

“Senior Creditors” means, collectively, (i) the Sprott Agent, the Sprott Security Agent and the other Sprott Entities, (ii) the Note Purchaser and (iii) Teck.

“Senior Event of Default” mean, as the context requires, any of the following: (i) the occurrence of an “Event of Default” under and as defined in any Sprott Convertible Debenture, (ii) the occurrence of an “Event of Default” under and as defined in the Sprott Loan Agreement, (iii) the occurrence of an “Event of Default” under and as defined in the Note Purchase Agreement, or (iv) the occurrence of an “Event of Default” under and as defined in the Standby Prepayment Facility Agreement.

“Senior Obligations” means, collectively, the Sprott Obligations, the Note Purchase Obligations and the Teck Obligations.

“Senior Restricted Amendment” has the meaning specified in Section 2.10(a).

“Sprott Administrative Agent” means [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] in its capacity as administrative agent under certain Sprott Convertible Debentures and its successors and permitted assigns.

“Sprott Agent” means [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as agent for the Sprott Entities under the Sprott Project Finance Documents and any successor or agent appointed.

“Sprott CD Holders” means the holders of the Sprott Convertible Debentures from time to time.

“Sprott Continuing Obligations” means, collectively, all indebtedness, liabilities and other obligations, present and future, direct or indirect, absolute or contingent, matured or unmatured at any time or from time to time due or accruing due and owing or otherwise payable by an Obligor to the Sprott Royalty Holder under in connection with or pursuant to the Sprott Royalty Agreements.

“Sprott Convertible Debentures” means, collectively, (i) the six (6) secured convertible debentures in the aggregate principal amount of US$6,000,000 issued on January 28, 2022 by the Obligors to the holders thereof and convertible at the option of the holders into common shares in the capital of BHMC, as amended by a second omnibus amendment dated June 17, 2022, a third omnibus amendment dated December 5, 2022, a fourth omnibus amendment dated June 23, 2023, a fifth omnibus amendment dated August 8, 2024, as amended and restated by the six (6) amended and restated series 1 secured convertible debentures in the aggregate principal amount of US$6,000,000 dated the date hereof and as further amended from time to time to the extent not prohibited hereunder; (ii) the three (3) series 2 secured convertible debentures in the aggregate principal amount of US$15,000,000 issued by Obligors on June 17, 2022 to the holders thereof and convertible at the option of the holders into common shares in the capital of BHMC, as amended by a third omnibus amendment dated December 5, 2022, a fourth omnibus amendment dated June 23, 2023, a fifth omnibus amendment dated August 8, 2024, as amended and restated by the three (3) amended and restated series 2 secured convertible debentures in the aggregate principal amount of US$15,000,000 dated the date hereof and as further amended from time to time to the extent not prohibited hereunder; and (iii) the two (2) series 2 secured convertible debentures in the aggregate principal amount of US$4,000,000 issued by Obligors on the date hereof to the holders thereof and convertible at the option of the holders into common shares in the capital of BHMC, as amended from time to time to the extent not prohibited hereunder.

“Sprott Entities” means, collectively, the Sprott Agent, the Sprott Administrative Agent, the Sprott Security Agent, the Sprott CD Holders, the Sprott Royalty Holder, the Sprott Lenders, any Affiliate of Sprott Inc. and any fund managed or sub-managed by an Affiliate of Sprott Inc., which in each case is party to a Sprott Project Finance Document together with any successor, assign or transferee thereof that is party from time to time to any Sprott Project Finance Document and “Sprott Entity” means any one of them.

“Sprott Guarantees” means, collectively, any and all guarantees at any time and from time to time made by an Obligor in favour of a Sprott Entity, including the guarantee made by Mine Owner contained in the Sprott Convertible Debentures and the Sprott Loan Agreement.

“Sprott Lenders” means [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as agent and lender under the Sprott Loan Agreement, and [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as lender under the Sprott Loan Agreement, and their respective successors and assigns

“Sprott Loan Agreement” means the loan agreement dated as of June 23, 2023 between Bunker Hill Mining Corp., as borrower, Mine Owner, as guarantor, and the Sprott Lenders, as amended by a first amendment to loan agreement dated August 8, 2024 and as amended and restated by the amended and restated loan agreement dated as of the date hereof and as further amended from time to time to the extent not prohibited hereunder.

“Sprott Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor to the Sprott Entities, or any of them, under, in connection with or pursuant to the Sprott Project Finance Documents (including all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Obligor of any insolvency or similar proceeding).

“Sprott Project Finance Documents” means the Sprott Convertible Debentures, the Sprott ROFR Agreement, the Sprott Loan Agreement, the Sprott Guarantees, the Sprott Security Documents and all other agreements, instruments and documents from time to time (both before and after the date of this Agreement) delivered to or in favour of any Sprott Entity in connection with any of the foregoing agreements and includes any agreement designated from time to time by the Obligors and the Sprott Security Agent as a “Project Finance Document” for purposes of the Sprott Security Documents.

“Sprott ROFR Agreement” means the ROFR agreement dated as of January 7, 2022 between [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] and the Obligors, as amended by an omnibus amendment dated January 28, 2022, a second omnibus amendment dated June 17, 2022 and as further amended from time to time to the extent not prohibited hereunder.

“Sprott Royalty” means, collectively, the gross revenue royalties in all Products (as defined in the Sprott Royalty Agreements) in, under or upon the surface or subsurface of the Royalty Property created and granted to the Sprott Royalty Holder pursuant to the Sprott Royalty Agreements.

“Sprott Royalty Agreements” means, collectively (i) the royalty agreement dated as of June 23, 2023 between Royalty Holder, as grantee and royalty holder, the Mine Owner, as royalty grantor, and BHMC, as co-obligor, as amended by the first amendment to royalty agreement dated as of December 12, 2024 and the second amendment to royalty agreement dated as of the date hereof; (ii) the additional royalty agreement dated as of December 12, 2024 between Royalty Holder, as grantee and royalty holder, the Mine Owner, as royalty grantor, and BHMC, as co-obligor, as amended by the first amendment to royalty agreement dated as of the date hereof; and (iii) ) the royalty agreement dated as of the date hereof between Royalty Holder, as agent, grantee and royalty holder for itself and [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], the Mine Owner, as royalty grantor, and BHMC, as co-obligor.

“Sprott Royalty Holder” means [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] and its successors and permitted assigns.

“Sprott Security Agent” means [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], in its capacity as security agent for the Sprott Entities under the Sprott Security Documents, and their successors and permitted assigns.

“Sprott Security Documents” means, collectively, (i) the pledge agreement dated as of January 7, 2022 between BHMC, as pledgor, and the Sprott Security Agent, as amended by an omnibus amendment dated January 28, 2022, a second omnibus amendment dated June 17, 2022 and as further amended from time to time to the extent not prohibited hereunder; (ii) the security agreement dated as of January 28, 2022 among the Obligors, as debtors, and the Sprott Security Agent, as amended by an omnibus amendment dated January 28, 2022, a second omnibus amendment dated June 17, 2022 and as further amended from time to time to the extent not prohibited hereunder; (iii) the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated January 28, 2022 between Mine Owner, as mortgagor, and the Sprott Security Agent, as mortgagee, as amended by a first amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated June 17, 2022, a second amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated August 8, 2024, a third amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated December 19, 2024, a fourth amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated as of the date hereof and as further amended from time to time to the extent not prohibited hereunder; (iv) the DACA; (v) the intercompany subordination and postponement agreement dated as of June 23, 2023 among the Obligors and the Sprott Security Agent; and (vi) all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to the Sprott Security Agent for the benefit of the Sprott Entities, Security Interests in all or some of its present and after acquired property as security for the Sprott Obligations.

“Standby Prepayment Facility Agreement” means the standby prepayment facility agreement dated as of the date hereof between the Obligors and Teck, as amended from time to time to the extent not prohibited hereunder.

“Standstill Period” has the meaning set out in Section 3.1(b).

“Subordinated Creditor” means, collectively, MineWater Finance LLC, MineWater LLC and MW HH LLC, each a Colorado limited liability company, and each of their respective successors and permitted assigns.

“Subordinated Default” means any breach or default by the Obligors or any of them under the Subordinated Indemnity.

“Subordinated Indemnity” means the agreement re: financing cooperation dated as of September 27, 2022 between the Obligors and Subordinated Creditor.

“Subordinated Indemnity Documents” means, collectively the Subordinated Indemnity and the Subordinated Security Documents.

“Subordinated Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor to the Subordinated Creditor, or any of them, under, in connection with or pursuant to the Subordinated Indemnity Documents (including all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Obligor of any insolvency or similar proceeding).

“Subordinated Security Documents” means, collectively, (i) the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated January 28, 2022 made by Mine Owner, as mortgagor, in favour of the Subordinated Creditor, as mortgagee, (ii) the security agreement dated as of January 28, 2022 made by the Obligors, as debtor, in favour of the Subordinated Creditor, as secured party, and (iii) the pledge agreement dated as of January 7, 2022 made by BHMC, as pledgor, in favour of the Subordinated Creditor, as secured party.

“Teck” means Teck Metals Ltd., a corporation incorporated and existing under the Canada Business Corporations Act, and its successors and permitted assigns.

“Teck Documents” means, collectively, the Standby Prepayment Facility Agreement and the Teck Security Documents.

“Teck Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor to Teck, or any of them, under, in connection with or pursuant to the Teck Documents (including all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Obligor of any insolvency or similar proceeding).

“Teck Offtake Agreements” means, collectively, (i) the lead concentrate offtake agreement dated as of November 20, 2023 between Teck and the Grantor, as amended by the amendment agreement dated as of the date hereof, and (ii) the zinc concentrate offtake agreement dated as of November 10, 2023 between Teck and the Grantor, as amended by the amendment agreement dated as of the date hereof.

“Teck Priority Collateral” means, so long as any Teck Obligations are outstanding, collectively, (i) all accounts receivable of the Obligors or either one of them; and (ii) all lead and zinc concentrate produced from the Mine and all proceeds thereof.

“Teck Security Documents” means, collectively, (i), the security agreement dated as of the date hereof among the Obligors, as debtors, and Teck, as secured party, as amended from time to time to the extent not prohibited hereunder; (ii) the pledge agreement dated as of the date hereof between BHMC, as pledgor, and Teck, as secured party, as amended to the extent not prohibited hereunder, (iii) the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated as of the date hereof between Mine Owner, as mortgagor, and Teck, as mortgagee, as amended to the extent not prohibited hereunder; (iv) the intercompany subordination and postponement agreement dated as of the date hereof among the Obligors and Teck; and (v) all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to Teck, Security Interests in all or some of its present and after acquired property as security for the Teck Obligations.

“Termination Date” means the earlier of: (i) the date by which each of the following has occurred: (A) all Senior Obligations have been Paid in Full, (B) the related Transaction Agreement has been terminated, and (C) all Subordinated Obligations (other than any unasserted claims that may arise under any indemnity, expense reimbursement or analogous provision) shall have been paid and performed in full, and (ii) the date on which all Creditor(s) to whom any Obligations remain outstanding on such date (other than any unasserted claims that may arise under any indemnity, expense reimbursement or analogous provision) agree in writing to terminate this Agreement.

“Transaction Agreements” means, collectively, the Sprott Convertible Debentures, the Sprott Loan Agreement, the Note Purchase Agreement, the Standby Prepayment Facility Agreement and the Subordinated Indemnity, and “Transaction Agreement” means any one of them.

“Transaction Documents” means, collectively, the Sprott Project Finance Documents, the Note Purchase Documents, the Teck Documents and the Subordinated Indemnity Documents, and “Transaction Document” means any one of them.

“Trigger Event” means any Event of Default or other event or circumstance subsisting under any Transaction Document (i) that pursuant to the provisions of such Transaction Document, accelerates or permits the acceleration of the Obligations thereunder, or terminates such Transaction Document or permits the termination thereof, and (ii) of which, unless such Event of Default or other event or circumstance constitutes a Creditor Proceeding, written notice of which shall have been given to an Obligor in accordance with Section 2.9.

“UCC” means the Uniform Commercial Code as in effect in the state of New York from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, a Creditor’s Security Interest on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the state of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Unrestricted Remedial Action” means any of: (i) the provision of any notice of Default or Event of Default under any Transaction Document; (ii) termination of any Transaction Document in accordance with the terms thereof; (iii) the acceleration of any Obligations; (iv) the making of a demand or claim for damages with respect to any Obligations (including any guarantee thereof); (v) the filing of a proof of claim or similar instrument with respect to any Obligations after the occurrence of any Creditor Proceedings; (vi) the filing of any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of a Creditor, including any claims secured by the Collateral, in connection with any Creditor Proceeding; (vii) the voting of a claim with respect to any Obligations after the occurrence of any Creditor Proceedings in a manner not inconsistent with the terms of this Agreement; (viii) the exercise of any rights or remedies, or the filing or any pleadings, objections, motions or agreements, which assert rights or interests available to unsecured creditors of any Obligor under any Creditor Proceeding, Insolvency Law or other Applicable Law so long as such actions would not reasonably be expected to otherwise impair or interfere with the rights of the Controlling Creditor under this Agreement or the Security Documents; (ix) the institution of a default rate of interest; (x) the taking of any action required to preserve the validity, efficacy or priority of the Obligations or any Security Interest in respect thereof, including the commencement or initiation of any action required to comply with statutory limitation periods (provided that such proceeding is then stayed); and (xi) the issuance of any statutory notices required in connection with any Security Document at any time after such statutory notices have been issued by the Controlling Creditor (or any agent, trustee or receiver appointed by it) in connection with any Security Document; provided that, in each case, such action does not (A) involve a Creditor Proceeding or the appointment of a trustee, liquidator, receiver or similar Person with respect to the Collateral, (B) involve any Remedial Action with respect to the Collateral or any sale, foreclosure, restriction or limitation on the Collateral or (C) consist of any other action that, at the time such other action is taken, would reasonably be expected to otherwise impair or interfere with the rights of the Controlling Creditor under this Agreement or the Security Documents (it being understood that in no event may any Non-Controlling Creditor exercise remedies as a “secured party” with respect to the Collateral in violation of this Agreement).

“U.S. Dollars” or “US$” means the lawful money of the United States of America.

Section 1.2	Terms Generally

The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise:

(a)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended to the extent not prohibited hereunder;

(b)	any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)	the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)	all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)	the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3	Amendment and Restatement

Each Party hereby acknowledges, confirms and agrees that:

(a)	the Initial Intercreditor Agreement shall be and is amended and restated in its entirety by this Agreement;

(b)	this Agreement incorporates amendments to the Initial Intercreditor Agreement and has been restated solely for the purposes of incorporating those amendments to the Initial Intercreditor Agreement that the parties have agreed upon;

(c)	this Agreement will not discharge, result in a waiver of, or constitute a novation or termination of any obligation, covenant or agreement contained in the Initial Intercreditor Agreement, which shall continue and remain in full force and effect except to the extent modified by this Agreement; and

(d)	on and after the date hereof, any reference to “this Agreement”, “hereof”, “hereunder” and words of like effect in the Initial Intercreditor Agreement and any reference to the Initial Intercreditor Agreement in any other Transaction Document will mean and be a reference to the Initial Intercreditor Agreement, as amended and restated by this Agreement.

Article 2
RELATIONSHIP AMONG CREDITORS

Section 2.1	Acknowledgements and Consents

Each Creditor:

(a)	acknowledges and consents to the Obligors having entered into the Transaction Documents;

(b)	acknowledges and consents to the Obligors having granted to the Sprott Security Agent, Security Interests in the Collateral pursuant to the Sprott Security Documents; and

(c)	consents to the Obligors granting to the Note Purchaser, Security Interests in the Collateral pursuant to the Note Purchase Security Documents;

(d)	consents to the Obligors granting to Teck, Security Interests in the Collateral pursuant to the Teck Security Documents;

(e)	consents to the Obligors granting to the Subordinated Creditor, Security Interests in some of the Collateral pursuant to the Subordinated Security Documents; and

(f)	acknowledges and agrees that (i) the Sprott Royalty constitutes a real property interest in the Royalty Property and a covenant running with the land and burdening the Royalty Property, and (ii) the Sprott Royalty cannot be vested out of the Royalty Property in any Creditor Proceeding except with the prior written consent of the Sprott Royalty Holder.

Section 2.2	Priority of Security Interests

Each Creditor agrees that notwithstanding (i) the date, time, method, manner or order of grant, attachment, registration or perfection of any Security Interests securing the Obligations granted on the Collateral, (ii) any provision of any Real and Personal Property Security Legislation, any Insolvency Law or any other Applicable Law or the Transaction Documents, (iii) any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance, preference, transfer at undervalue or otherwise of, the Security Interests securing the Obligations, (iv) whether the Sprott Security Agent, the Note Purchaser, Teck or the Subordinated Creditor, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, or (v) any other circumstance whatsoever:

(a)	the Teck Obligations shall be secured by the Security Interests in the Teck Priority Collateral created under the Teck Security Documents on a first ranking and senior basis (subject to Section 3.3) and prior to the Security Interests in the Teck Priority Collateral securing the Sprott Obligations, Note Purchase Obligations and Subordinated Obligations (whether or not the Security Interests in the Teck Priority Collateral are subordinated to any Security Interest securing any other obligations);

(b)	the Teck Obligations, the Sprott Obligations and the Note Purchase Obligations shall be and shall remain secured by Security Interests created in the Collateral (other than Teck Priority Collateral) under the Teck Security Documents, the Sprott Security Documents and Note Purchase Security Documents on a pari passu basis (subject to Section 3.3), and on a basis senior and prior in all respects to any Security Interests securing the Subordinated Obligations (whether or not the Security Interests securing the Teck Obligations, Sprott Obligations and/or the Note Purchase Obligations are subordinated to any Security Interest securing any other obligations);

(c)	the Subordinated Obligations shall be and shall remain secured by Security Interests pursuant to the Subordinated Security Documents on a basis junior and subordinate in all respects to the Security Interests securing the Senior Obligations; and

(d)	the Collateral and the proceeds thereof available for the payment of the Obligations due and payable at any time to the Creditors during the continuance of a Trigger Event and all payments received from the Obligors by the Creditors during the continuance of a Trigger Event (including by way of set off but subject in all cases to 2.8(a) and (d) and Section 2.17) shall be shared among each of the Creditors in accordance with Section 3.3.

Notwithstanding the foregoing but subject to Section 2.3, the Creditors acknowledge and agree that unless a Trigger Event shall have occurred and be continuing, funds constituting Collateral or proceeds thereof may be applied as the relevant Obligor shall direct, subject, however, to the Transaction Documents (including, for greater certainty, this Agreement).

Section 2.3	Subordination

(a)	Each of the Obligors and the Subordinated Creditor hereby covenant and agree that all Subordinated Obligations are hereby unconditionally and irrevocably subordinated in all respects until all of the Senior Obligations are Paid in Full. Without limiting the generality of the foregoing, the subordination of the Subordinated Obligations contained herein shall be effective notwithstanding (i) the dates of any advances, prepayment deposits or availment of credit, or (ii) the rules of priority established under Applicable Law.

(b)	Notwithstanding the terms of the Subordinated Indemnity, each Obligor hereby agrees with the Senior Creditors that it may not make, and the Subordinated Creditor hereby agrees that it will not accept, any Distribution with respect to the Subordinated Obligations, except for (a) Permitted Subordinated Payments for so long as no Senior Event of Default has occurred and is continuing, and (b) payments made to it in accordance with the priorities set out in Section 3.3 upon and following the occurrence and during the continuance of a Senior Event of Default.

(c)	The Subordinated Creditor and each Obligor each acknowledges that no Person has guaranteed the repayment of the Subordinated Obligations to the Subordinated Creditor, and the Subordinated Creditor has not been granted any security from the Obligor or any other Person to secure the Subordinated Obligations other than the Subordinated Security Documents. The Subordinated Creditor covenants in favour of the Senior Creditors that it will not take from any Obligor or any other Person any guarantee of, or additional security for, the payment or performance of obligations in respect of the Subordinated Obligations other than the Subordinated Security Documents.

Section 2.4	Separate Classes and Grants of Security

Each of the Obligors, the Sprott Security Agent and the Creditors acknowledges and agrees with respect to the Collateral that (i) the grants of Security Interests on the Collateral pursuant to the Teck Security Documents, Sprott Security Documents, Note Purchase Security Documents and the Subordinated Security Documents constitute separate and distinct grants of Security Interests and (ii) because of, among other things, their differing rights in the Collateral, the Teck Obligations, Sprott Obligations, the Note Purchase Obligations and the Subordinated Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding of an Obligor. To further effectuate the intent of the Parties as provided in the immediately preceding sentence, if it is determined by a court of competent jurisdiction that the claims of Teck, the Sprott Entities, the Note Purchaser and the Subordinated Creditor in respect of any Collateral, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then Teck, the Sprott Entities and the Note Purchaser shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, prepetition interest, deliveries of silver, damages and other claims, all amounts owing in respect of postpetition interest, deliveries of siliver, fees, costs, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such liquidation or Insolvency Proceeding, before any distribution from, or in respect of, any such Collateral is made in respect of the claims held by any Subordinated Creditor. The Subordinated Creditor hereby acknowledges and agrees to turn over to the Sprott Agent, Teck or the Note Purchaser amounts otherwise received or receivable by it to the extent necessary to effectuate the intent of the preceding sentence, regardless of whether such turnover has the effect of reducing the claim or recovery of the Subordinated Creditor.

Section 2.5	Prohibition on Contesting Obligations and Security Interests

Each of the Creditors agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Creditor Proceeding), the priority, validity, perfection or enforceability of any of the Obligations, the Transaction Documents, any Security Interest in the Collateral held by any Creditor securing any of the Obligations (provided that such Security Interest shall be subject to the terms of this Agreement), or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Creditor to enforce this Agreement.

Section 2.6	Limitation on Guarantees and Other Collateral

(a)	The Senior Creditors will each have cross guarantees from the Obligors (provided that BHMC and Mine Owner are joint and several co-borrowers under the Teck Obligations) and substantially the same security over all the real and personal property of the Obligors including all real and personal property comprising the Mine, all Equity Interests in the capital of the Mine Owner and all intercompany loans owing between the Obligors except for the DACA granted in favour of the Sprott Security Agent and the priority of Teck over the other Senior Creditors in respect of the Teck Priority Collateral.

(b)	Each of the Senior Creditors agrees that it shall not acquire or hold any guarantees of any Senior Obligations, unless a corresponding guarantee is held by each of the Senior Creditors.

(c)	Each of the Senior Creditors agrees that it shall not acquire or hold any Security Interest on any of the Collateral, other than pursuant to the Teck Security Documents, Sprott Security Documents and Note Purchase Security Documents, subject to clauses (d) below.

(d)	Notwithstanding Section 2.6(a), (b) and (c), the refusal of any Senior Creditor to accept a guarantee or a Security Interest on any Collateral shall not prohibit the grant of such guarantee or the taking of a Security Interest on such Collateral by the other Senior Creditor.

(e)	Any designation of a Creditor (or any agent on their behalf) as a loss payee under any of the insurance policies of the Obligors shall be treated as the grant of a Security Interest for purposes of this Section 2.6.

(f)	If any Senior Creditor shall (nonetheless and in breach hereof, but subject to Section 2.6(d)) acquire any guarantee from an Obligor or a Security Interest on any Collateral securing any Senior Obligations which guarantee is not also granted to any other Senior Creditor or which Collateral is not also subject to the Security Interest of any other Senior Creditor under the respective Transaction Documents, then the Obligors shall cause to be granted an equivalent guarantee in favour of the other Senior Creditor, and the first Creditor shall be deemed to hold such Security Interest for the benefit of all Senior Creditors as security for the Obligations subject to Section 3.3 and the other provisions of this Agreement.

Section 2.7	Copies of Transaction Documents

The Obligors shall deliver:

(a)	to Teck, concurrently with the execution and delivery of this Agreement, a certified copy of each Sprott Project Finance Document, each Note Purchase Document and each Subordinated Indemnity Document in effect as of the date hereof, and forthwith upon their execution, any material amendment, supplement or other modification to any Sprott Project Finance Document, Note Purchase Document or Subordinated Indemnity Document, or any new Sprott Project Finance Document, new Note Purchase Document or new Subordinated Indemnity Document;

(b)	to the Sprott Security Agent, concurrently with the execution and delivery of this Agreement, a certified copy of each Teck Document, each Note Purchase Document and each Subordinated Indemnity Document, in each case, in effect as of the date hereof and forthwith upon their execution, any material amendment, supplement or other modification to any Teck Document, Note Purchase Document or Subordinated Indemnity Document, or any new Teck Document, new Note Purchase Document or new Subordinated Indemnity Document;

(c)	to the Note Purchaser, concurrently with the execution and delivery of this Agreement, a certified copy of each Teck Document, each Sprott Project Finance Document and each Subordinated Indemnity Document in effect as of the date hereof, and forthwith upon their execution, any material amendment, supplement or other modification to any Teck Document, Sprott Project Finance Document or Subordinated Indemnity Document, or any new Teck Document, new Sprott Project Finance Document or new Subordinated Indemnity Document; and

(d)	to the Subordinated Creditor, concurrently with the execution and delivery of this Agreement, a certified copy of each Teck Document, each Sprott Project Finance Document and each Note Purchase Document in effect as of the date hereof, and forthwith upon their execution, any material amendment, supplement or other modification to any Teck Document, Sprott Project Finance Document or Note Purchase Document, or any new Teck Document, new Sprott Project Finance Document or new Note Purchase Document; provided that a failure by the Obligors to provide such documents to the respective Creditors shall not affect any of the provisions hereof or the priorities and other rights set forth herein. Upon the request therefor, each Creditor shall provide copies of each Transaction Document to which it is a party to any Creditor requesting the same.

Section 2.8	Sharing of Payments and Other Proceeds

(a)	No Senior Creditor shall, by virtue of this Agreement, be required to share with any other Creditor any payments, prepayments (whether voluntary or mandatory) or other amounts received from any Obligor in respect of any indebtedness, liability or obligation of such Obligor that (i) do not constitute Obligations or proceeds of Collateral, (ii) do not arise under any of the Transaction Documents, or (iii) are received in accordance with the applicable Transaction Agreement at a time other than after the occurrence and during the continuance of a Trigger Event (any such payment, an “Unrestricted Payment”). No Creditor is required to obtain consent from or give notice to any other Creditor with respect to any Unrestricted Payment received by the first Creditor.

(b)	Without limiting the generality of clause (a) above but subject to Section 2.3, Section 2.10 and Section 2.15, unless a Trigger Event shall have occurred and be continuing, the Obligors may make payments to each Senior Creditor as required in accordance with the applicable Transaction Documents to which such Senior Creditor is a party.

(c)	Subject to clause (d) below and Section 2.17, in the period after a Trigger Event shall have occurred and while it is continuing, but prior to a Remedial Action, all payments received by the Creditors from the Collateral (whether in respect of payments on the Transaction Documents or otherwise) shall be allocated among the Creditors pursuant to Section 3.3.

(d)	Each Creditor hereby acknowledges that, notwithstanding anything contained herein to the contrary, at any time when interest payments (in the form of cash or silver as the case may be) contemplated in this clause (d), in each case that are due and payable at such time, have been received by Teck, the Note Purchaser and the applicable Sprott Entities:

(i)	each of (A) the Note Purchaser shall be entitled to receive interest, in the form of cash or silver (other than default interest), in accordance with the Note Purchase Agreement; (B) the Sprott Lenders shall be entitled to receive interest (other than default interest) under the Sprott Loan Agreement, (C) the Sprott CD Holders shall be entitled to receive interest (other than default interest) under the Sprott Convertible Debentures, and (D) Teck shall be entitled to receive interest (other than default Interest) under the Standby Prepayment Facility Agreement which, in each case, need not be shared with any other Creditor; and

(ii)	the interest payments referred to in this clause (d): (A) constitute operating expenses not subject to any restrictions under the Note Purchase Agreement, the Standby Prepayment Facility Agreement or the Sprott Project Finance Documents; and (B) shall not be subject to stoppage, interference, or contractual prohibition at any time by the Note Purchaser, the Sprott Lenders, the Sprott CD Holders, Teck or the Subordinated Creditor, as applicable, or otherwise pursuant to the Sprott Project Finance Documents, the Note Purchase Documents, the Teck Documents, the Subordinated Indemnity Documents or the Security Documents.

(e)	The proceeds of any Collateral arising from any Remedial Action shall be applied in accordance with Article 3.

(f)	Nothing in clause (d) above shall limit or restrict the ability of BHMC to elect to pay any accrued interest under the Sprott Convertible Debentures or the Sprott Loan Agreement by way of issuance of common shares in the capital of BHMC.

Section 2.9	Notices

Each of the Creditors agrees to give to the other Creditors the following:

(a)	copies of any written notice of the occurrence or existence of any Default or Event of Default sent to any Obligor, simultaneously with the sending of such notice to such Obligor;

(b)	notice of (i) any acceleration of the Obligations owing to it, (ii) the termination of any applicable Transaction Documents or the institution of any claim for damages thereunder, or (iii) the exercise of any other contractual or legal remedies in respect thereof, promptly after the occurrence thereof; and

(c)	notice of the grant of any guarantee or provision of any additional Security Document in its favour in respect of Obligations owing to it by any Person;

provided that the failure to give any of the foregoing notices shall not affect the validity of any notice of a Default or Event of Default sent to any Obligor or any such acceleration, termination or claim, or invalidate any such guarantee or security document, or create a cause of action against or cause a forfeiture of any rights of the party failing to give such notice to the other Creditors or create any claim or right on behalf of any third party.

Section 2.10	Amendment to Transaction Documents

(a)	Each Senior Creditor agrees that the Transaction Documents to which any other Senior Creditor is a party may be amended, modified, replaced or supplemented in accordance with their terms without its consent, unless such amendment, modification, replacement or supplement (each a “Senior Restricted Amendment”) shall have the effect of (i) increasing the amount of Obligations owed to such Creditor (including an increase to the principal amount thereof or the interest rate applicable thereto but excluding advances of the revolving loan facility in the aggregate principal amount of US$10 million under the Standby Prepayment Facility Agreement and any waivers or amendments to the conditions of advance thereunder); (ii) amending the terms or broadening the scope of the guarantee or security (including any Sprott Security Document, Teck Security Document or Note Purchase Security Document) granted for the benefit of any Senior Creditor with respect to any of the Obligations (other than in accordance with Section 2.6); (iii) adding repayment or prepayment obligations to any Transaction Document or changing to an earlier date the interest payment dates or principal repayment or maturity dates thereunder; (iv) modifying the covenants under any Transaction Document in such a way as to increase in any material respect the risk of Default under the applicable document (including changing any financial covenants or Defaults or Events of Default that make the covenants thereunder more restrictive); (v) in the case of the Sprott Entities, designating any agreement as a “Project Finance Document” for purposes of the Sprott Security Documents and the obligations thereunder constituting Senior Obligations; or (vi) being contrary to the priorities and distribution of proceeds of the Senior Creditors hereunder. Any Senior Restricted Amendment by a Senior Creditor shall require the prior written consent of the other Senior Creditors.

(b)	At any time and from time to time without the consent of or notice to the Subordinated Creditor, without incurring liability to the Subordinated Creditor, and without impairing or releasing the obligations of the Subordinated Creditor under this Agreement but subject to Section 2.9(a), (i) each Senior Creditor may change the manner or place of payment, or extend the time of payment of, or renew or alter any of the terms of the Senior Obligations (including any increase in the amount thereof), or amend in any manner any Sprott Project Finance Document, Teck Document or Note Purchase Document or (ii) any Sprott Entity and the Obligors may designate any agreement as a “Project Finance Document” for purposes of the Sprott Security Documents and the obligations thereunder constituting Senior Obligations.

(c)	Until the Senior Obligations have been Paid in Full, and notwithstanding anything to the contrary contained in the Subordinated Indemnity Documents, the Obligors and the Subordinated Creditor shall not, without the prior written consent of the Senior Creditors, agree to any amendment, modification, or supplement to any Subordinated Indemnity Document if such amendment, modification, or supplement shall (i) have the effect of increasing the amount of Subordinated Obligations owed to such Subordinated Creditor or change to an earlier date the date on which any Subordinated Obligations are due, or (ii) add or change any terms in a manner materially adverse to an Obligor or any Senior Creditor (including, for the avoidance of doubt, any addition of any event that would constitute a breach or default under the Subordinated Indemnity Documents and any change that would increase the exposure or liability of the Obligors under the Subordinated Indemnity Documents).

Section 2.11	Assignment

(a)	A Creditor may assign or otherwise grant an interest in any of its right, title and interest in and to the Transaction Documents to which it is party (or any part thereof) in accordance with the terms thereof, provided that, subject to Section 2.11(b), any assignee obtaining any interest in any of the Transaction Documents (or any part thereof) shall, prior to obtaining such interest, execute and deliver in favour of each of the Parties hereto a joinder agreement, in form and substance acceptable to the non-assigning Creditors (acting reasonably), pursuant to which it agrees to be bound by the provisions of this Agreement as though it were an original party hereto.

(b)	If a Creditor grants participations in the Transaction Documents to which it is a party or otherwise sells or issues interests in the Transaction Documents to which it is party (or any part thereof) to investors and retains legal title to such Transaction Documents, such participation, sale or issuance shall not trigger any obligation to deliver a joinder agreement with such investors so long as (i) the interest of such investors are subject to the terms and provisions of this Agreement, (ii) such Creditor provides evidence to the other Creditors (acting reasonably) that the interest of such investors are subject to the terms and provisions of this Agreement, and (iii) such Creditor acknowledges such sale or issuance shall not release such Creditor from its obligations under this Agreement.

Section 2.12	Release of Collateral Generally

(a)	Each Senior Creditor shall release its interest in the Collateral on the date on which the Obligations owing to it have been Paid in Full and the Subordinated Creditor shall release its interest in the Collateral on the date on which the Subordinated Obligations (other than any unasserted claims that may arise under any indemnity, expense reimbursement or analogous provision) have been paid and performed in full

(b)	If, at any time, a sale, disposition or other transfer of Collateral is made by the Controlling Creditor in connection with any Remedial Action in accordance with the terms of this Agreement, then (whether or not any Creditor Proceeding is pending at the time) each other Creditor shall promptly consent to such sale or other disposition and promptly execute and deliver to the Controlling Creditor such consent to such sale or other disposition, termination statements, and releases as the Controlling Creditor shall reasonably request to effect the release of the Security Interests granted in favour of such Creditor under the Security Documents in such Collateral; provided that any proceeds of any Collateral realized therefrom shall be applied pursuant to Section 3.3.

Section 2.13	Insolvency Events

As among the Creditors, the provisions of this Agreement shall be applicable both before and after the commencement of any Creditor Proceeding by or against any Obligor, and all references in this Agreement to any Obligor shall be deemed to apply to such Obligor as debtor-in-possession. All distributions of the proceeds of any of the Collateral shall continue to be made after the commencement of such Creditor Proceeding on the same basis that the Collateral was to be distributed prior to the date of such Creditor Proceeding.

Section 2.14	DIP Financing

Each of the Creditors agrees that any Senior Creditor may consent to the use of cash collateral or provide debtor-in-possession financing to the Obligors or any one of them on such terms and conditions and in such amounts as such Senior Creditor, in its sole discretion, may decide (the “DIP Lender”), subject to this Section 2.14, and, in connection therewith, the Obligors may grant to the DIP Lender liens and Security Interests upon all of the property of the Obligors, which liens and Security Interests (i) shall secure payment of all DIP Obligations provided by the DIP Lender during such Insolvency Proceeding (but not any other Obligations of such DIP Lender), and (ii) shall be superior in priority to the Security Interests securing the Obligations in favor of each Creditor on the property of the Obligors but only to the extent of the DIP Obligations. Each Creditor agrees that it will not object to or oppose any such cash collateral usage or debtor-in-possession financing or any sale or other disposition of any property securing all of any part of the DIP Obligations free and clear of Security Interests, liens, or other claims of the Creditors under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the Sprott Agent has consented to such sale or disposition. Each Creditor agrees not to assert any right it may have to “adequate protection” of its interest in any Collateral in any Insolvency Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to any Collateral without the prior written consent of the DIP Lender; provided that, (x) the DIP Lender will not object to any request by any Creditor for adequate protection replacement liens on all prepetition and postpetition property of the Obligors upon which the DIP Lender is also granted adequate protection replacement liens, with such liens in favor of the Creditors (other than the DIP Lender) being subject in all respects to this Agreement; (y) other than such replacement liens, the Creditors will not seek any other form of adequate protection; and (z) the DIP Lender, in its capacity as such, agrees in favour of the Sprott Entities to the matters set out in Section 3.2(d). The Subordinated Creditor agrees that it will not provide, or offer to provide, any debtor-in-possession financing to an Obligor without the prior written consent of the Senior Creditors.

Section 2.15	Prepayments under the Sprott Convertible Debentures, Sprott Loan Agreement and the Note Purchase Documents

So long as any amounts are outstanding under the Standby Prepayment Facility Agreement:

(a)	the Sprott Agent, on behalf of the Sprott CD Holders, and the Obligors agree in favour of Teck that the Obligors shall not make, and the Sprott CD Holders shall not accept, any voluntary prepayment of any principal amount under the Sprott Convertible Debentures prior to the applicable maturity dates of the Convertible Debentures, except with the prior written approval of Teck in its sole and unfettered discretion; provided that nothing in this Section 2.15(a) shall limit the ability of the Sprott CD Holders to convert the amounts owing under the Sprott Convertible Debentures into common shares of BHMC in accordance with the terms of the applicable Sprott Convertible Debenture;

(b)	the Sprott Agent, on behalf of the Sprott Lenders, and the Obligors agree in favour of Teck that the Obligors shall not make, and the Sprott Lenders shall not accept, any prepayment of any principal amount under Section 4(a) or 4(c) of the Sprott Loan Agreement prior to the applicable maturity date of the Sprott Loan Agreement, except with the prior written approval of Teck in its sole and unfettered discretion; and

(c)	the Note Purchaser and the Obligors agree in favour of Teck that the Obligors shall not make, and the Note Purchaser shall not accept, any prepayments of any principal amount under the Note Purchase Documents prior to the applicable maturity date of the Note Purchase Documents, except with the prior written approval of Teck and the Sprott Agent in their sole and unfettered discretion.

For greater certainty, this Section 2.15 does not restrict any payment of (i) principal, interest and other amounts that may become payable under the Sprott Project Finance Documents as in effect on the date hereof that are due and payable on and after June 30, 2028, on the “Maturity Date” or upon an “Event of Default” or “Change of Control” (as each such capitalized and italicized term is defined in each applicable Sprott Project Finance Document), or (ii) any interest under the Sprott Project Finance Documents payable through the issuance of Common Shares.

Section 2.16	Royalty Payments

(a)	Subject to this Section 2.16 and Section 3.3, the Sprott Royalty Holder agrees in favour of Teck that so long as any amounts are outstanding under the Standby Prepayment Facility Agreement, any payments of the Sprott Royalty (and all interest accrued thereon) shall be deferred until all such outstanding amounts under the Standby Prepayment Facility Agreement are repaid. Upon the repayment of all outstanding amounts under the Standby Prepayment Facility Agreement:

(i)	the Obligors shall immediately repay all deferred Sprott Royalty payments and all interest accrued thereon; and

(ii)	if there is insufficient cash available to repay all deferred Sprott Royalty payments and all accrued and unpaid interest thereon, then available cash shall be applied to deferred quarterly Sprott Royalty payments (and accrued and unpaid interest accrued thereon) in order of the deferred royalty payment that has been outstanding longest to most recent quarterly deferred royalty payments.

(b)	The Sprott Royalty Holder hereby agrees in favour of the Obligors to waive any default in payment of the Sprott Royalty when due in accordance with the conditions in Section 2.16(a) provided, however, that no such payment of any Sprott Royalty (and accrued and unpaid interest thereon) shall be deferred for more than six (6) months from the applicable due date of such Sprott Royalty payment. Should the Obligors fail to pay any Sprott Royalty payment (and accrued and unpaid interest thereon) for more than six (6) months after the applicable due date thereof, whether any amounts are outstanding under the Standby Prepayment Facility Agreement or not:

(i)	a Default shall be deemed to occur on the fifth Business Day following the end of such six month period under the applicable Sprott Royalty Agreement; and

(ii)	the Sprott Royalty Holder shall be entitled to demand payment of all outstanding Sprott Royalty payments (and all accrued and unpaid interest payments thereon) and exercise any and all remedies, available at law or in equity, with respect to such Default, other than any Remedial Action,

The Sprott Agent acknowledges and agrees on behalf of the Sprott CD Holders and the Sprott Lenders that, with respect to the Sprott Project Finance Documents, and the Note Purchaser acknowledges and agrees that, with respect to the Note and the Note Purchase Documents, any such Default or failure to pay such outstanding Sprott Royalty payment shall not give rise to, by way of any cross-default provision or otherwise, an “Event of Default” thereunder.

(c)	The Obligors shall give at least five (5) Business Days’ notice to Teck and Sprott Royalty Holder of any proposed deferral of any payment of any Sprott Royalty. The Sprott Royalty Holder shall give written notice to Teck, as soon as reasonably practicable and in any event within five (5) Business Days of having actual knowledge thereof, of any failure by the Mine Owner to pay any Sprott Royalty in accordance with the terms of any Royalty Agreement.

(d)	For greater certainty, any payment of a Sprott Royalty under any Sprott Royalty Agreement that is not paid quarterly when due in accordance with such Sprott Royalty Agreement (without giving effect to the deferral provisions contained in this Section 2.16) shall bear interest calculated at the rate and compounded in accordance with such Sprott Royalty Agreement.

(e)	Except for the deferral of payments of Sprott Royalty for a maximum of two calendar quarters in accordance with this Section 2.16, this Agreement shall not restrict or limit any right or action which the Sprott Royalty Holder has or may take under any Sprott Royalty Agreement.

Section 2.17	Set Off under the Teck Offtake Agreements

(a)	Notwithstanding any other provision of this Agreement or the other Transaction Documents, Teck may, at any time, set off any amount outstanding under the Standby Prepayment Facility Agreement against any amount which remain owing and outstanding by Teck to the Mine Owner under any of the Teck Offtake Agreements, including without limitation, amounts that are or will be payable by Teck for any and all “Concentrate” (as defined in the applicable Teck Offtake Agreement) actually delivered Teck which may or may not have become due.

(b)	This Agreement shall not restrict or limit any right or action which Teck has or may take under any Teck Offtake Agreement.

Article 3

ENFORCEMENT and DISTRIBUTION OF PROCEEDS

Section 3.1	Remedial Action

(a)	Nothing contained herein shall be construed as restricting the right of any Creditor to take any Unrestricted Remedial Action or otherwise exercise rights under its Transaction Documents in a manner that does not constitute a Remedial Action.

(b)	Except for Unrestricted Remedial Actions, whether or not any Creditor Proceeding has been commenced by or against any Obligor, a Non-Controlling Creditor that is a Senior Creditor:

(i)	will not take (or cause to be taken by agent thereof) any Remedial Action with respect to any Security Interest held by such Creditor under the Security Documents or otherwise until expiry of a period (the “Standstill Period”) of 180 days from and after the earlier of: (1) written notice by the Controlling Creditor that an Event of Default has occurred under a Sprott Project Finance Document or the initiation of any Remedial Action by or at the direction of the Sprott Security Agent, and (2) the date on which any Non-Controlling Creditor that is a Senior Creditor provides written notice to the Controlling Creditor that an Event of Default has occurred and is continuing under its respective Transaction Documents; provided that, if such Standstill Period commenced as a result of (2) above, such Standstill Period shall be reset if the Event of Default in respect of which such notice was given has been cured by the applicable Obligor or irrevocably waived by the applicable Creditor. Notwithstanding anything herein to the contrary, in no event shall any Non-Controlling Creditor be entitled to cause a Remedial Action to be commenced against the Obligors or with respect to the Collateral if, notwithstanding the expiration of the Standstill Period: (A) the Sprott Security Agent, at the instruction of the Controlling Creditor, shall have commenced and be diligently pursuing the exercise of its rights or remedies with respect to all, substantially all or any material portion of the Collateral (or is diligently attempting to vacate any stay or prohibition against such exercise), or (B) the Sprott Security Agent is stayed or otherwise precluded from pursuing such rights or remedies pursuant to Applicable Laws or Creditor Proceedings (including pursuant to any order made in connection therewith) (each of (A) and (B) referred to as an “Enforcement Deferral”); and the Standstill Period shall be extended day-for-day for any such period that an Enforcement Deferral is continuing. For the avoidance of doubt, upon the expiry of the Standstill Period (provided that an Enforcement Deferral is not then continuing), first the Note Purchaser, second Teck and third the Subordinated Creditor (in that order) may become the Controlling Creditor by giving written notice to the other Creditors, provided that at the time of giving such notice or within fifteen (15) Business Days thereafter, the other Creditor having priority in terms of order does not give notice to the other Creditors that it has elected to become the Controlling Creditor. Following such fifteen (15) Business Day period, the new Controlling Creditor (the Creditor with priority in order who has given notice of its election to be Controlling Creditor in accordance with the immediately preceding sentence) may take (or cause to be taken) any Remedial Action, provided that all proceeds of Collateral arising from the exercise of any such Remedial Action shall be applied in accordance with Section 3.3;

(ii)	during the Standstill Period, will not contest, protest or object to any Remedial Action brought by the Controlling Creditor or Sprott Security Agent, or any other exercise by the Sprott Security Agent of any rights and remedies relating to the Collateral under any Transaction Document in accordance with the procedure set out in this Article 3; and

(iii)	during the Standstill Period, will not contest, protest or object to the forbearance by the Controlling Creditor from bringing or pursuing any Remedial Action.

(c)	Whether or not any Creditor Proceeding has been commenced by or against any Obligor, and subject to Section 3.1(b), Section 3.1(d), Section 3.1(e) and Section 3.2, the Controlling Creditor shall have the exclusive right to cause to be commenced, and if applicable, cause to be maintained, a Remedial Action in accordance with the procedures set out in this Article 3. In exercising any Remedial Action with respect to the Collateral, the Controlling Creditor will not cause to be taken any Remedial Action under any Transaction Document, this Agreement, any Security Document or Applicable Law unless and until (i) a Trigger Event has occurred and is continuing under any Transaction Document to which a Sprott Entity is party, (ii) the Controlling Creditor has delivered to each Non-Controlling Creditor that is a Senior Creditor an Enforcement Notice providing details of the Remedial Action that it intends to take, and (iii) unless the Controlling Creditor reasonably determines that immediate Remedial Action is necessary or advisable to prevent a material adverse effect on the value of the Collateral, at least 3 Business Days have elapsed since the delivery of the Enforcement Notice pursuant to the foregoing clause (ii).

(d)	The Controlling Creditor agrees to (i) provide each Non-Controlling Creditor with such information with respect to any Remedial Action being taken at the instruction of the Controlling Creditor as reasonably requested by such Non-Controlling Creditor and (ii) to the extent practicable in the circumstances, consult with each Non-Controlling Creditor that is a Senior Creditor and provide each such Non-Controlling Creditor with a reasonable opportunity to exchange views before providing any instructions to the Sprott Security Agent, Teck or the Note Purchaser, as applicable, that may materially affect such Non-Controlling Creditor.

(e)	Notwithstanding the foregoing, and in addition to the Unrestricted Remedial Actions, a Non-Controlling Creditor may:

(i)	seek remedies intended to ensure performance by the Obligors of their obligations under its respective Transaction Documents;

(ii)	file a claim or statement of interest with respect to the Obligations owed to it, in any Creditor Proceeding commenced by or against any Obligor;

(iii)	take any action (not adverse to the rights of the Controlling Creditor to exercise remedies in accordance herewith) in order to create, perfect, preserve or protect its Security Interest created under the Security Documents granted in its favour in the Collateral, in all cases in accordance with Section 2.6;

(iv)	file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Non-Controlling Creditor, including any claims secured by the Collateral, in each case in accordance with the terms of this Agreement;

(v)	vote on any plan of compromise or arrangement, proposal or reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Obligations owing to it, and the Collateral; provided that any such actions are supportive of and consistent with similar actions taken by or at the instruction of the Controlling Creditor;

(vi)	exercise any of its rights or remedies under the applicable Transaction Documents after the termination of the Standstill Period; and

(vii)	exercise any rights or remedies available to, and file any pleadings, objections, motions or agreements which assert rights or interests available to, unsecured creditors of any Obligor arising under any Creditor Proceeding, Insolvency Laws or other Applicable Law, so long as such actions would not involve an action or a claim against Collateral or conflict with an express agreement of such Non-Controlling Creditor contained in this Agreement;

provided that, in each case, such action does not (a) involve a Creditor Proceeding or the appointment of a trustee, liquidator, receiver or similar Person with respect to the Collateral, (b) involve any Remedial Action with respect to the Collateral or any sale, foreclosure, restriction or limitation on the Collateral or (c) consist of any other action that, at the time such other action is taken, would reasonably be expected to otherwise impair or interfere with the rights of the Controlling Creditor under this Agreement or the Security Documents granted in favour of the Controlling Creditor (it being understood that in no event may a Non-Controlling Creditor exercise remedies as a “secured party” with respect to the Collateral in violation of this Agreement).

(f)	Notwithstanding anything to the contrary contained in any agreement between the Subordinated Creditor and an Obligor or in this Agreement:

(i)	until the Senior Obligations have been Paid in Full, only the Controlling Creditor shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, release, or other disposition of the Collateral or take any action with respect to the Collateral or any other Remedial Action with respect to any Security Interests created under any Subordinated Security Documents without any consultation with or the consent of the Subordinated Creditor;

(ii)	the Subordinated Creditor will not contest, protest or object to any Remedial Action brought by the Controlling Creditor or Sprott Security Agent, or any other exercise by the Sprott Security Agent of any rights and remedies relating to the Collateral under any Transaction Document in accordance with the procedure set out in this Article 3; and

(iii)	the Subordinated Creditor will not contest, protest or object to the forbearance by the Controlling Creditor from bringing or pursuing any Remedial Action.

Section 3.2	Royalty Survival Provisions

(a)	When exercising rights in respect of any Remedial Action, all Creditors acknowledge and will adhere to the following principles amongst themselves:

(i)	In the case of Foreclosure by a Creditor, the Mine will be transferred with the the Sprott Royalty Agreements and the Sprott Continuing Obligations remaining in place and being assumed by the transferee;

(ii)	In the case of any other sale or transfer of Collateral, and so long as no Creditor Proceeding has been commenced by or against the Obligors, the Controlling Creditor will conduct a commercially reasonable process (a “Sales Process”) in which prospective purchasers will be required to offer to acquire the Mine with the Sprott Continuing Obligations and related Sprott Royalty Agreements remaining in place and being assumed by the purchaser.

(iii)	The transferee in any Foreclosure or purchaser in any Sales Process, as applicable, shall be required to execute documentation as is reasonably required by the Sprott Agent to reaffirm the Sprott Continuing Obligations,

(b)	Each Creditor confirms and agrees that:

(i)	it will not seek nor support or facilitate any Person (including a receiver, insolvency officer or similar Person) in seeking, and will vote against, any restructuring plan or proposal or any sale or disposition of Collateral that includes a conveyance of all or any substantial portion of the Collateral free and clear of the Sprott Continuing Obligations and the related Sprott Royalty Agreement without the express consent of the Sprott Agent; and

(ii)	in a Creditor Proceeding, it will not seek or support, and will vote against, any restructuring plan or proposal or any sale or disposition of Collateral, and will not otherwise make or support any claim, that: (A) purports to eliminate or modify the Sprott Continuing Obligations or any relevant mining concessions or similar rights without the express written consent of the Sprott Agent; (B) contests, challenges or brings into question the validity or enforceability of the Sprott Obligations; (C) contests or challenges any DIP financing to be provided by any Senior Creditor or its Affiliates in accordance with Section 2.14; or (D) contests or challenges any restructuring plan or proposal supported by the Sprott Agent that is consistent with the terms of this Agreement.

(c)	Notwithstanding the foregoing, the Sprott Agent and the Sprott Security Agent shall have no obligation to (and no other Creditor shall) pursue the survival of the Sprott Continuing Obligations if it would be uneconomic for the Sprott Royalty Holder to do so, as determined in their sole discretion.

(d)	Each Obligor (i) expressly acknowledges and agrees to be bound by the provision of this Section 3.2 (and that such provisions are an essential element of the agreement of the Creditors to provide financing to the Obligors), (ii) agrees to adhere to the principles set out herein in any realization proceedings in respect of the Collateral and in any plan or proceeding involving all or any Obligors, and (iii) agrees not to seek or support, and to oppose, any plan, proceeding or claim that is not consistent with the foregoing.

Section 3.3	Division of Proceeds

(a)	The proceeds of any sale, disposition or other realization or collection by the Sprott Security Agent or any Creditor(s) of or upon the Teck Priority Collateral shall be distributed (following payment of any outstanding DIP Obligations) in the following order of priorities:

(i)	First, to pay the documented and reasonable expenses and related costs of the Controlling Creditor in connection with such sale, disposition or other realization and collection, until Paid in Full;

(ii)	Second the balance to Teck to be applied against the Teck Obligations;

(iii)	Third the balance if any, to the Senior Creditors to be applied against the outstanding Sprott Obligations and the outstanding Note Purchase Obligations,as applicable, pro rata in accordance with such remaining unsatisfied amounts;

(iv)	Fourth, the balance, if any, to the Subordinated Creditor on account of Subordinated Obligations; and

(v)	Fifth, the balance, if any, to the Obligors, or otherwise as required by Applicable Law.

(b)	The proceeds of any sale, disposition or other realization (including upon Foreclosure) or collection by the Sprott Security Agent or any Creditor(s) of or upon the Collateral or the proceeds thereof (other than Teck Priority Collateral), shall be distributed (following payment of any outstanding DIP Obligations) in the following order of priorities:

(i)	First, to pay the documented and reasonable expenses and related costs of the Controlling Creditor in connection with such sale, disposition or other realization and collection, until Paid in Full;

(ii)	Second the balance, if any, to the Senior Creditors to be applied against the outstanding Teck Obligations, the outstanding Sprott Obligations and the outstanding Note Purchase Obligations, as applicable pro rata in accordance with such remaining unsatisfied amounts;

(iii)	Third, the balance, if any, to the Subordinated Creditor on account of Subordinated Obligations; and

(iv)	Fourth, the balance, if any, to the Obligors, or otherwise as required by Applicable Law.

Section 3.4	Payments Over in Violation of Agreement

Whether or not any Creditor Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof received by a Creditor (including by way of set off) in connection with any Remedial Action (or other action) in contravention of this Agreement (to the extent in excess of its entitlements hereunder) shall be segregated and held in trust for the benefit of the Creditors and forthwith paid over to the Controlling Creditor for the benefit of the Creditors in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be distributed in accordance with Section 3.3.

Section 3.5	Clawback

If any payment or other proceeds of the Collateral received by any Creditor for its own account under this Agreement shall be required pursuant to Applicable Law to be repaid or returned, in whole or in part, by such Creditor to the payor thereof, or to any trustee, agent or other representative of such payor, or such payment shall have been otherwise rescinded, in whole or in part, pursuant to Applicable Law, any Creditor that shall have received all or part of such proceeds shall promptly, upon the written demand of the Controlling Creditor (supported by a direction or certificate), or acting on an order or other demand occurring pursuant to Applicable Law, return to the Controlling Creditor (or as otherwise required by Applicable Law) all or the ratable part, as the case may be, of the portion of such proceeds so received by such other Creditors (and any interest thereon to the extent the same is required to be paid by the Creditor originally receiving such proceeds in respect of the return of such proceeds) in order to equitably adjust for the return of all or part of such proceeds. In addition, in the event that any such proceeds received by any Creditor is required to be returned or repaid or is otherwise rescinded under Applicable Law then an amount of the Obligations equal to the amount of such returned, repaid or rescinded payment shall, for the purposes of this Agreement, be deemed to be reinstated and the Parties hereto shall be restored to their original position as if such payment had not been made.

Section 3.6	Insurance and Expropriation

Proceeds of insurance received by Creditor as loss payee thereof, and any compensation received by any Obligor for any expropriation and required to be paid over to any Creditor pursuant to the Transaction Documents, will be remitted to the Controlling Creditor (if paid to a Creditor) and applied by the Controlling Creditor in accordance with Section 3.3(b).

Section 3.7	Judgment Creditors

If any Creditor becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Security Interests under the Security Documents and the Obligations) to the same extent as all other Security Interests securing the Obligations are subject to the terms of this Agreement.

Section 3.8	No Marshalling

Each Creditor agrees that the Controlling Creditor shall not have any duty or obligation first to marshal or realize upon any type of Collateral, or to sell, dispose of or otherwise liquidate all or any portion of such Collateral, in any manner that would maximize the return to any Creditor notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such Creditor from such realization, sale, disposition or liquidation.

Article 4
THE CREDITORS

Section 4.1	Accounting

(a)	Each Creditor agrees to render to the Controlling Creditor, at any time upon reasonable request of the Controlling Creditor in connection with the exercise of its rights or the performance of its obligations hereunder, an accounting of the amounts of the Obligations owing and such other information with respect to the Obligations owing to such Creditor as the Controlling Creditor may reasonably request in order to give effect to the terms and conditions of this Agreement.

(b)	In the event that any Creditor fails to provide any information requested to be provided by it to the Controlling Creditor pursuant to Section 4.1(a), then the Controlling Creditor may (but shall not be obligated to) (i) take such actions as, in the exercise of its good faith judgment, are required to be taken by it based on the most recent information or instructions received by it or (ii) in the case of any distributions to be made pursuant to Section 3.3, hold such Creditor’s share or purported share in escrow (without obligation to pay interest thereon) until such Creditor provides the requested information.

Section 4.2	Representations and Warranties

Each Creditor represents and warrants to the other Parties to this Agreement, as of the date hereof, that:

(a)	it has the power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(b)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms (subject to applicable Insolvency Laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(c)	its execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, except in each case, for any violation or conflict as would not have a material and adverse effect on the performance of its obligations hereunder or thereunder.

Article 5
OBLIGATIONS UNCONDITIONAL

All rights, interests, agreements and obligations hereunder of the Creditors and the Sprott Security Agent shall remain in full force and effect regardless of:

(a)	any lack of validity or enforceability of any Transaction Document and regardless of whether the Security Interests under the Security Documents are not perfected or are voidable for any reason;

(b)	without limiting Section 2.10, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or any refinancing, whether by course of conduct or otherwise, of the terms of any Transaction Document;

(c)	any exchange, release, order of perfection or lack of perfection of any Security Interest under any Security Document on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Obligations including any guarantee thereof;

(d)	the commencement of any Creditor Proceeding in respect of any Obligor; or

(e)	any other circumstances which otherwise might constitute a defense available to, or a discharge of, either the Obligors in respect of any Obligations or of any Creditor in respect of this Agreement.

Article 6
MISCELLANEOUS

Section 6.1	Effectiveness; Continuing Nature of this Agreement; Severability

This Agreement shall become effective when executed and delivered by the Parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Creditor Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to an Obligor shall include such Obligor as debtor and debtor in possession and any receiver, liquidator, sequestrator, trustee, custodian, administrator or other officer in any applicable jurisdiction having similar powers over any Obligor (as the case may be) in any Creditor Proceeding.

Section 6.2	Amendments; Waivers

No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Creditor, or its respective authorized agent, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Parties making such waiver or the obligations of the other Parties to such party in any other respect or at any other time. The Obligors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights, duties or obligations are directly and materially adversely affected thereby.

Section 6.3	Termination

(a)	This Agreement shall remain in full force and effect until the Termination Date. If terminated on the date specified in clause (a) of the definition of the “Termination Date” or with respect to the rights, entitlements or obligations of any Creditor pursuant to Section 6.3(b), then this Agreement shall be reinstated if, at any time after the payment and performance in full of all the Obligations to a Creditor, any payment of any of such Obligations is rescinded or must otherwise be returned by such Creditor upon the occurrence of any Creditor Proceeding with respect to any Obligor or otherwise, all as though such payment had not been made.

(b)	Each Creditor shall promptly notify the other Creditors as and when the Obligations owed to it are Paid In Full and it has no further obligations or commitments to the Obligors under its applicable Transaction Agreement(s). On and from the date that a Creditor provides notification under this Section 6.3(b), such Creditor shall:

(i)	have no right to receive, and shall have no obligation to provide, any notice under this Agreement or any right to consent to any amendment hereto; and

(ii)	have no right, entitlement or obligation under this Agreement.

Section 6.4	Governing Law and Jurisdiction

The Parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of New York.

Section 6.5	Disputes and Arbitration

(a)	Any dispute, controversy or claim among the Creditors arising out of or relating to this Agreement or the breach, termination or invalidity thereof which has not been resolved by the Creditors within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by any Creditor of such dispute, controversy or claim) shall be referred to the chief executive officer or other senior executive officer of each of the Creditors for prompt resolution. Any such dispute, controversy or claim which cannot be resolved by such senior executive officers within 15 days after it has been so referred to them hereunder, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration, and any party may so refer such dispute, controversy or claim to arbitration. Such referral to arbitration shall be to a qualified single arbitrator pursuant to the Arbitration Rules, as may be amended from time to time, which rules shall govern such arbitration proceeding except to the extent modified by the rules for arbitration set out in Schedule “B”. The costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. The Creditors covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

(b)	Any dispute, controversy or claim between a Creditor on the one hand and an Obligor on the other hand arising out of or relating to this Agreement shall be resolved in accordance with the applicable dispute resolution provisions of the applicable Transaction Document.

(c)	This Section 6.5 shall not preclude the Creditors from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction, for which purpose each Creditor irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in the County of New York in the Borough of Manhattan, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

Section 6.6	Notices

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by electronic mail, or mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, five Business Days after depositing it in the mail with postage prepaid and properly addressed or if sent by electronic mail and successfully transmitted, then on the first Business Day following the date of transmission. For the purposes hereof, the addresses of the Parties hereto shall be as set forth on Schedule “A” hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other Parties.

Section 6.7	Further Assurances

The Creditors and the Obligors agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Creditor or the Sprott Security Agent may reasonably request to effect the terms of this Agreement.

Section 6.8	Binding on Successors and Assigns

This Agreement shall be binding upon the Creditors, the Obligors, and their respective successors and permitted assigns. This Agreement and their obligations hereunder may not be assigned by any of the Obligors except with the prior written consent of each of the Creditors.

Section 6.9	Additional Obligors

The Obligors shall procure that any Person that becomes a guarantor pursuant to any of the Transaction Documents shall become party to this Agreement by executing and delivering a joinder agreement hereto (in form and substance reasonably satisfactory to the Senior Creditors) and such Person shall become an Obligor hereunder with the same force and effect as if originally named as an Obligor herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each Obligor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor as a party to this Agreement.

Section 6.10	Headings

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 6.11	Counterparts

This Agreement may be executed in counterparts (and by different Parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 6.12	Authorizations

By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other Parties hereto that it is duly authorized to execute this Agreement.

Section 6.13	Paramountcy

Each of the Parties agrees that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Transaction Documents, the provisions of this Agreement shall govern.

Section 6.14	Provisions Solely to Define Relative Rights

The provisions of this Agreement are and are intended solely for the purpose of (i) defining the relative rights of the Creditors, and (ii) determining the Controlling Creditor and defining its rights and obligations hereunder. Neither the Obligors nor any other creditor thereof shall have any rights hereunder and the Obligors may not rely on the terms hereof, except with respect to Section 2.8(b) and Section 6.2. Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay and perform the Obligations as and when the same shall become due and payable in accordance with their terms. If a Creditor enforces its rights or remedies in violation of the terms of this Agreement, the Obligors shall not be entitled to, and agree that they will not, use such violation as a defence to any Remedial Action or exercise of remedies under any Transaction Documents, nor shall the Obligors assert such violation as a counterclaim or basis for set-off or recoupment against any Creditor. Each Obligor, by its execution hereof or joinder hereto, agrees to be bound by, and shall act in accordance with, the terms, provisions and intent of this Agreement.

Section 6.15	Information Exchange

The Obligors hereby consent to the Creditors providing each other with such information, financial or otherwise, regarding the Obligors, their affairs and the respective Obligations as may be deemed advisable by the Creditors.

Section 6.16	Termination of Subordination Agreement

Each of the Sprott Security Agent on behalf of the Sprott Entities, the Subordinated Creditor and the Obligors agrees that the subordination agreement dated as of October 31, 2022 between the Sprott Security Agent, the Subordinated Creditor and the Obligors is hereby terminated and superseded by this Agreement.

[signature pages immediately follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

[Signature Page to Intercreditor Agreement]

MONETARY METALS BOND III LLC, as Note Purchaser

By:	/s/ Kieth Weiner
Name:	Kieth Weiner
Title:	CEO

[Signature Page to Intercreditor Agreement]

TECK METALS LTD., as Lender under the Standby Prepayment Facility Agreement

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

[Signature Page to Intercreditor Agreement]

MINEWATER FINANCE LLC, as Subordinated Creditor

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

MINEWATER LLC, as Subordinated Creditor

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

MW HH LLC, as Subordinated Creditor

By:	[Redacted – Personal Information]
Name:	[Redacted – Personal Information]
Title:	[Redacted – Personal Information]

[Signature Page to Intercreditor Agreement]

BUNKER HILL MINING CORP, as Obligor

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

SILVER VALLEY METALS CORP., as Obligor

By:	/s/ Sam Ash
Name: Sam Ash Title: President, Chief Executive Officer

[Signature Page to Intercreditor Agreement]

Schedule “A”
Notices

Sprott Agent:

[Contact information redacted]

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

Sprott Security Agent:

[Contact information redacted]

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

Note Purchaser:

Monetary Metals Bond III LLC

4343 North Scottsdale Road, Suite 1500

Scottsdale AZ 85251

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

-and to-

Global email: [Redacted – Personal Information]

Lender:

Teck Metals Ltd.

550 Burrard Street, Suite 3300
Vancouver, BC V6C 0B3

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

With a copy to:

Teck Metals Ltd.

550 Burrard Street, Suite 3300
Vancouver, BC V6C 0B3

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

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Subordinated Creditor:

MineWater LLC

8200 South Quebec

Suite A3-187

Centennial CO 80112

Attention: [Redacted – Personal Information]

Email: [Redacted – Personal Information]

The Obligors:

Bunker Hill Mining Corp.

300-1055 West Hastings Street

Vancouver, British Columbia

V6E 2E9

Attention: Gerbrand Van Heerden

Email: [Redacted – Personal Information]

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Schedule “ B”
Arbitration Provisions

The following rules and procedures shall apply with respect to any matter to be arbitrated by the Creditors under the terms of this Agreement.

1.	Initiation of Arbitration Proceedings

(a)	If any Creditor(s) (such initiating Creditor(s) being referred to as the “Claimant”) to this Agreement wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to all other Creditor(s) (the “Respondent”) specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator (the “Arbitrator”). Within 5 days after receipt of such notice, the Respondent shall give notice to the Claimant advising whether the Respondent accepts the Arbitrator proposed by the Claimant. If such notice is not given within such 5 day period, the Respondent shall be deemed to have accepted the Arbitrator proposed by the Claimant. If the Creditors do not agree upon a single arbitrator within such 5 day period such arbitrator shall be chosen by the American Arbitration Association at the written request of any Creditor.

(b)	The individual selected as Arbitrator shall be qualified by education and experience to decide the matter in dispute. The Arbitrator shall be at arm’s length from all Creditors and shall not be a member of the audit or legal firm or firms who advise any Creditor or a person who is otherwise regularly retained by any Creditor. The Arbitrator shall provide all disclosure required by the Arbitration Rules.

(c)	The costs charged by the Arbitrator selected shall be shared equally among the Creditors to the arbitration on an interim basis subject to a final allocation of the costs of the arbitration by the Arbitrator.

2.	Submission of Written Statements

Within 20 days of the appointment of the Arbitrator, the Claimant shall send the Respondent a statement of claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(i)	Within 15 days of the receipt of the statement of claim, the Respondent shall send the Claimant a statement of defence stating in sufficient detail which of the facts and contentions of law in the statement of claim it admits or denies, on what grounds, and on what other facts and contentions of law he relies.

(ii)	Within ten days of receipt of the statement of defence, the Claimant may send the Respondent a statement of reply.

(iii)	After submission of all the statements, the Arbitrator will give directions for the further conduct of the arbitration including, but not limited to, the scope of production of documents, the number of fact and expert witnesses to participate in the arbitration, the manner in which written or oral evidence and argument will be presented at the hearing and the length of the arbitration hearing.

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3.	Meetings and Hearings

(a)	The arbitration shall take place in New York, New York or in such other place as the Claimant and the Respondent shall agree upon in writing. The arbitration shall be conducted in English unless otherwise agreed by the Creditors and the Arbitrator. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive working days until it is concluded.

(b)	All meetings and hearings will be in private unless the Creditors otherwise agree.

(c)	Any Creditor may be represented at any meetings or hearings by legal counsel or such subject matter experts as a Creditor may decide.

4.	The Decision

(a)	The Arbitrator shall render a decision in writing and, unless the Creditors otherwise agree, will set out reasons for decision in the decision.

(b)	The Arbitrator will send the decision to the Creditors as soon as practicable after the conclusion of the final hearing, but in any event no later than 60 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Creditor because of illness or other cause beyond the Arbitrator’s control.

(c)	The Arbitrator shall determine the unsuccessful party’s liability for costs on a substantial indemnity basis. Costs include the fees of the Arbitrator, legal costs and other expenses reasonably incurred in relation to the arbitration.

(d)	Either of the Claimant or the Respondent may appeal the decision of the Arbitrator on a question of fact or a question of law or a mixed question of fact and law, as well as any Arbitrator award of costs other than with respect to the basis that such costs were awarded on a substantial indemnity basis. In the event either the Claimant or the Respondent initiates any court proceeding in respect of the decision of the Arbitrator or the matter arbitrated, such Creditor, if unsuccessful in the court proceeding, shall pay the other Creditor’s costs of such proceedings on a substantial indemnity basis.

5.	Jurisdiction and Powers of the Arbitrator

(a)	By submitting to arbitration under these arbitration provisions contained in this Schedule B, the Creditors shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator’s discretion subject only to these arbitration provisions contained in this Schedule B and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.

(b)	Without limiting the jurisdiction of the Arbitrator at law, the Creditors agree that the Arbitrator shall have jurisdiction to:

(i)	determine any question of law arising in the arbitration;

(ii)	determine any question as to the Arbitrator’s jurisdiction;

(iii)	determine any question of good faith, dishonesty or fraud arising in the dispute;

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(iv)	order any Creditor to furnish further details of that Creditor’s case, in fact or in law;

(v)	proceed in the arbitration notwithstanding the failure or refusal of any Creditor to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Creditor written notice that the Arbitrator intends to do so;

(vi)	receive and take into account such written or oral evidence tendered by the Creditors as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(vii)	make one or more interim awards including any directions as to procedure to be followed on the arbitration;

(viii)	hold meetings and hearings, and make a decision (including a final decision) in New York, New York or elsewhere with the concurrence of the Creditors thereto;

(ix)	order the Creditors to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or other evidence or classes of documents in their possession or power which the Arbitrator determines to be relevant; and

(x)	make interim orders to secure all or part of any amount in dispute in the arbitration.

6.	Confidentiality

(a)	The arbitration, including its existence and any settlement discussions between the Creditors related to the subject matter of the arbitration shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration. No Creditor shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such Creditor in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with applicable laws or court order, the disclosing Creditor shall promptly notify the other Creditors of such disclosure, shall limit such disclosure limited to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(b)	The award of the Arbitrator and any reasons for the decision of the Arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for any Creditor to comply with its disclosure obligations under applicable laws; (iii) to permit the Creditors to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Creditors to consult with their professional advisors.

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